Exhibit 99.1

FOR IMMEDIATE RELEASE

Oragenics to Pursue Licensing of its’ Oral Probiotic Mouthrinse Following Positive Clinical Results

ALACHUA, FL (November 15, 2006) – Oragenics, Inc. (AMEX:ONI) announced today that, as a result of the positive data from the clinical trial for its groundbreaking oral probiotic mouthrinse, it was advising a number of consultancy groups to submit plans for the sale or license of this technology. This action will allow Oragenics to focus on its other lead products currently under development, especially its new antibiotic, MU1140™, which has the potential to make a significant impact on the global anti-infectives market.

Based on review and analysis of the results, the trial met the company’s primary clinical end point by demonstrating a substantial effect of Probiora3™ in reducing the levels of specific disease-causing bacteria in the mouths of young, healthy adult subjects. The same trends toward reductions in Streptococcus mutans, a bacterium that attacks teeth, and two bacterial strains associated with gum disease, P. gingivalis and Campylobacter rectus, were observed with both sets of subjects after only one week of product use. C. rectus, for example, was reduced to less than 1 % of its pretreatment plaque level. This trial also demonstrated that the Probiora3™ mouthrinse was safe and well-tolerated during the course of product use.

Dr. Raman Bedi, the former Chief Dental Officer for England and chairman of Oragenics’ Scientific Advisory Committee, stated, “Probiora3™ is set to transform the multi-billion dollar worldwide antibacterial mouthwash market. The oral probiotic represents a breakthrough approach to maintaining oral health by utilizing cultures of bacteria commonly found in healthy mouths to provide a natural defense against those bacteria thought to be harmful to teeth and gums.”

Dr. Robert Zahradnik, Oragenics’ president and CEO, added, “Our clinically-supported probiotic-based approach to maintaining oral health appears to have a promising future. Probiora3’s patent-pending blend of beneficial micro-organisms can be added to such products as mouthwashes and toothpastes, chewing gum, breath mints/lozenges, and quick-dissolve strips. The early licensing of this technology will allow partner(s) in the oral care and/or food and nutritional supplement industries to take this invention to market by the second half of 2007.”

About Oragenics

Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas: infectious disease and oncology. Oragenics’ core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections and obesity. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Robert T. Zahradnik, 386-418-4018 X222

www.oragenics.com